UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2024 (February 28, 2024)

XAI Octagon Floating Rate & Alternative Income Trust

(Exact name of registrant as specified in its charter)

Delaware	811-23247	82-235867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 North Clark Street, Suite 2430, Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (312) 374-6930

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	XFLT	New York Stock Exchange
6.50% Series 2026 Term Preferred Shares (Liquidation Preference $25.00)	XFLTPRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sale of Equity Securities

As previously disclosed, on November 6, 2023, XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT) (the “Trust”) entered into a purchase agreement (the “Purchase Agreement”) between the Trust, Eagle Point Credit Management LLC and the purchasers named therein (the “Purchasers”), in connection with the issuance and sale of up to 1,200,000 shares of the Trust’s 6.95% Series 2029 Convertible Preferred Shares, liquidation preference of $25.00 (the “Convertible Preferred Shares”), at a price equal to $23.25 per Convertible Preferred Share, in one or more transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 on or before May 6, 2025.

On February 28, 2024, the Trust issued and sold to the Purchasers 400,000 Convertible Preferred Shares. The Trust received net proceeds (before expenses) of approximately $9.3 million.

Immediately after giving effect to the issuance and sale of Convertible Preferred Shares on February 28, 2024, the Trust has issued and outstanding 800,000 Convertible Preferred Shares.

For a description of the Convertible Preferred Shares see the Trust’s Form 8-K filed on November 7, 2023 and the full text of the Statement of Preferences of Term Preferred Shares filed therewith as Exhibit 3.1. A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Trust’s Form 8-K filed on November 7, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TRUST

Date: February 28, 2024	By:	/s/ Benjamin D. McCulloch
	Name:	Benjamin D. McCulloch
	Title:	Secretary and Chief Legal Officer

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